EXHIBIT 10.4

AMENDED AND RESTATED SECURED PROMISSORY NOTE

$9,000,000 (subject to potential adjustment)	San Francisco, California

     March 13, 2013

1.     Agreement to Pay. For value received, SOLAR HUB UTILITIES LLC, a Hawaiian limited liability company (“Maker”), at 213 Kaʻalawai Place, Honolulu, HI 96816, hereby agrees and promises to pay to order of SOLAR POWER, INC., a California corporation, its endorsees, successors and assigns (hereinafter referred to as “Holder”), at 201 California Street, Suite 1250, San Francisco, CA 94111, or such other address as Holder may from time to time designate, such amounts as may be advanced and loaned by Holder to Maker from time to time, including, without limitation, as Cash Advance funds as set forth in and pursuant to the terms and conditions of the Purchase Agreement (as such term is defined below), not to exceed the maximum principal sum of Nine Million Dollars ($9,000,000), with such maximum amount subject to potential adjustment to reflect any and all additional amounts extended by Holder to Maker pursuant to the terms of the Purchase Agreement (as defined below) (the “Obligation”). It is acknowledged and agreed that as of the date hereof the principal amount of Seven Million Four Hundred thousand Two Hundred Seventy Seven and 45/100 Dollars ($7,400,277.45) has been previously advanced and loaned by Holder to Maker and is outstanding and due as part of the Obligation, with such amount and any and all future advances and loans made by Holder to Maker to be paid by Maker to Holder, together with interest thereon as provided for herein and until such Obligation has been paid in full (the “Note”) pursuant to the terms and conditions set forth herein.

This Note amends, restates and replaces in its entirety that certain Secured Promissory Note dated July 12, 2012 by Maker in favor of Holder in the maximum principal sum of Nine Million Dollars ($9,000,000).

2.     Background and Purpose. This Note is made to evidence Cash Advance and other advances of funds by Holder to Maker pursuant to the terms of that certain Solar Development Acquisition and Sale Agreement (Amended and Restated) dated effective June 7, 2012 by Holder as Buyer and Maker as Seller , as amended by the First Amendment to Solar Development Acquisition and Sale Agreement dated October 24, 2012, and as amended, restated and replaced by that certain Solar Development Agreement effective as of the date hereof by and among Holder, Maker, Hawaiian Power, LLC, a California limited liability company, and Calwaii Power Holdings, LLC, a Delaware limited liability company(“Buyer”) (as amended from time to time, “Purchase Agreement”). Pursuant to the terms and conditions of the Purchase Agreement, Maker is obligated to transfer the Acquired Assets to various SPEs and to transfer membership interests in the SPEs to Buyer. Capitalized terms that are used but not defined in this Note shall have the meaning set forth in the Purchase Agreement.

3.     Interest Rate. The outstanding principal balance hereof shall bear interest equal to a flat rate of ten percent (10%) of the total amount of all funds advanced and loaned by Holder to Maker from time to time including, without limitation, as Cash Advance funds as set forth in, and pursuant to, the terms and conditions of the Purchase Agreement (“Interest Rate”). For example, as of the date of this Note the total interest due hereunder is equal to $740,027.74 (10% of the existing Obligation) and such amount will increase by an amount equal to 10% of all future advances and loans by Holder to Maker pursuant to the Purchase Agreement.

4.     Payment Terms. Payments shall be made by Maker under this Note on the terms and conditions set forth below:

4.1.     Periodic Payments. Concurrent with the sale by Buyer of any Project (and the Acquired Assets comprising such Project) or the membership interests of any SPE that owns any Project, Maker shall make or shall cause Buyer to make a payment to Holder in an amount equal to a percentage of the sales proceeds from the sale of such Acquired Assets or membership interests of any SPE that owns any Project. The payment shall be in the amount of the Lender Payment Percentage, as set forth in the Purchase Agreement, which as of the date hereof is forty-seven percent (47%) of such sales proceeds, subject to adjustment as set forth in the Purchase Agreement. Concurrent with such payment, Holder shall release the applicable Project (and the Acquired Assets comprising such Project) from the lien of the Security Documents.

4.2.     Maturity Date. Notwithstanding any other provision herein, and subject to the rights of Holder under Section 5 below, the entire unpaid principal balance of this Note and all accrued but unpaid interest shall be due and payable upon the earlier of (a) an Event of Default as provided in Section 5 below or (b) July 1, 2014 (“Maturity Date”).

4.3.     Payment Time and Form. Maker shall make the payments required under this Note not later than 5:00 p.m. Pacific Standard Time on the required payment dates at the address specified above. All amounts payable under this Note are payable in lawful money of the United States.

4.4.     Application of Payments. All payments shall be applied first to the payment of any costs, fees, late charges or other charges due under this Note; second to accrued interest; and third to the principal balance. All payments hereunder which are due on a Saturday, Sunday or holiday shall be deemed to be payable on the next business day.

5.     Default.

5.1.     Any of the following shall constitute an “Event of Default” under this Note: (a) the failure by Maker to make any payment of interest or principal, or any other sum or charge when due in accordance with the terms and conditions of this Note or the Purchase Agreement, (b) a Seller Event of Default as defined under the Purchase Agreement, (c) a default under the terms of the Security Documents, or (d) the failure by Maker to pay in full the entire unpaid principal amount hereof, along with all accrued and unpaid interest, not later than the Maturity Date.

5.2.     Upon the occurrence of any Event of Default, in addition the entire unpaid principal balance, along with all accrued interest and any other amounts owing under or evidenced by this Note, shall immediately become due and payable in full. The Holder shall have and may exercise any and all rights and remedies available at law or in equity, and all rights and remedies under the Purchase Agreement, Security Agreement or Membership Pledge.

5.3.     If an Event of Default occurs, in addition to the interest due pursuant to Section 3 above, this Note shall thereafter bear additional interest at the rate of the lesser of (i) the Maximum Rate (as hereinafter defined) or (ii) ten percent (10%) per annum (which lesser rate is referred to as the “Default Rate”), from the date of the advance of funds under this Note until payment in full of the Obligation.

6.     Secured Obligation. The obligation under this Note is secured by certain assets of Maker as set forth in that certain Security Agreement (Assets) dated July 12, 2012, by Maker in favor of Holder (as amended from time to time “Security Agreement”), that certain Security Agreement (Membership Interests) dated July 12, 2012, by the members of Maker in favor of Holder (as amended from time to time “Membership Pledge”), that certain Security Agreement (Assets) dated October 24, 2012, by Ohana Solar Power, LLC (“Ohana”) as Grantor in favor of Holder as Secured Party (as amended from time to time, “Ohana Security Agreement”) and one or more Accommodation Mortgage, Financing Statement and Security Agreement by Ohana Solar Power, LLC, in favor of Holder (the “Mortgages”, and collectively, with the Security Agreement, membership Pledge, Ohana Security Agreement the “Security Documents”).

7.     Attorney Fees. If any attorney is engaged by Holder to enforce or defend any provision of this Note, or as a consequence of any Event of Default, with or without the filing of any legal action or proceeding, then Maker shall pay to Holder immediately upon demand all reasonable attorneys’ fees and all costs incurred by Holder in connection therewith, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance owing hereunder as if such unpaid attorneys’ fees and costs had been added to the principal.

8.     Waivers and Consents. Maker and all endorsers, guarantors, sureties, accommodation parties hereof, and all other persons liable or to become liable for all or any part of the indebtedness under this Note, Purchase Agreement, the Security Agreement, and the Membership Pledge, waive all applicable exemption rights, whether under the laws of the State, homestead laws, or otherwise, and also waive valuation and appraisement, diligence, presentment, protest and demand, and also notice of protest, of demand, of nonpayment, of dishonor, of acceleration, of intention to accelerate and of maturity. All endorsers, guarantors, sureties, and accommodation parties hereby consent to any and all renewals, extensions or modifications of the terms hereof, including time for payment. Any such renewals, extensions or modifications may be made without notice to any of said parties.

9.     Prepayment. Maker shall have the right at any time to prepay this Note in full or in part during the term hereof without penalty or premium with full payment of all accrued but unpaid interest with respect to such portion of the principal being repaid.

10.     Governing Law. This Note shall be governed by the laws of the State of California without reference to its conflict of laws provisions.

11.     Time. Time is of the essence of this Note and each of the provisions hereof.

12.     Interest Limitation. All agreements between Maker and Holder are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance, loaning or detention of the indebtedness evidenced hereby exceed the maximum permissible under applicable law (“Maximum Rate”). If from any circumstance whatsoever, fulfillment of any provision hereof at any time given the amount paid or agreed to be paid shall exceed the Maximum Rate permissible under applicable law, then, the obligation to be fulfilled shall automatically be reduced to the limit permitted by applicable law, and if from any circumstance Holder should ever receive as interest an amount which would exceed the highest lawful rate of interest, such amount which would be in excess of such highest lawful rate of interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Maker and Holder and shall be binding upon and available to any subsequent holder of this Note.

13.     No Waiver by Holder.

13.1.     The remedies of Holder as provided herein shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of Holder, and may be exercised as often as occasion therefore shall arise. No delay or omission by Holder in exercising, or failure by Holder on any one or more occasions to exercise any right, remedy or recourse hereunder, or at law or in equity, including, without limitation, Holder’s right, after the occurrence of any Event of Default by Maker, to declare the entire indebtedness evidenced hereby due and payable, shall be construed as a novation of this Note or shall operate as a waiver or release or prevent the subsequent exercise of any or all such rights, such waiver or release to be effected only through a written document executed by Holder, and then only to the extent specifically recited therein. A waiver or release with reference to any one event shall not be construed as continuing, as a bar to, or as a waiver or release of any subsequent right, remedy, or recourse as to a subsequent event.

13.2.     Acceptance by Holder of any portion or all of any sum payable hereunder, whether before, on or after the due date of such payment shall not be a waiver of Holder’s right either to require prompt payment when due of all other sums payable hereunder or to exercise any of Holder’s rights, powers and remedies hereunder. A waiver of any right in writing on one occasion shall not be construed as a waiver of Holder’s rights to insist thereafter upon strict compliance with the terms hereof without previous notice of such intention being given to Maker, and no exercise of any right by Holder shall constitute or be deemed to constitute an election of remedies by Holder precluding the subsequent exercise by Holder of any or all of the rights, powers and remedies available to it hereunder, or at law or in equity.

14.     Captions. The captions to the sections of this Note are for convenience only and shall not be deemed part of the text of the respective sections and shall not vary, by implication or otherwise, any of the provisions of this Note.

15.     Notices. All notices required or committed to be given hereunder to Maker or Holder shall be given at the addresses set forth in above with respect to Holder and in the Security Agreement with respect to Maker.

16.     Assignment. This Note inures to and binds the heirs, legal representatives, successors, and assigns of Maker and Holder. This Note is not assignable by Maker, without the written consent of Holder.

17.     Severability. If any provision of this Note, or the application of it to any party or circumstance is held void, invalid, or unenforceable by a court of competent jurisdiction, the remainder of this Note, and the application of such provision to other parties or circumstances, shall not be affected thereby, the provisions of this Note being severable in any such instance.

18.     Miscellaneous. The provisions of this Note may not be waived, changed or discharged orally, but only by an agreement in writing signed by Maker and Holder; and any oral waiver, change or discharge of any term or provision of this Note shall be without authority and of no force or effect.

[SIGNATURES ON FOLLOWING PAGE]

Maker and Holder have executed this Note as of the date and year first above written.

MAKER:

SOLAR HUB UTILITIES LLC, a Hawaiian limited liability company

By: /s/ Jill Dunphy Noetzelman

Jill Dunphy Noetzelman, Manager

HOLDER:

SOLAR POWER, INC., a California corporation

By:  /s/ James R. Pekarsky

Name: James R. Pekarsky

Title: Chief Financial Officer